Exhibit 10.3

Quota Share Reinsurance Contract

Reinsured	AmTrust Europe Limited, Nottingham, England and/or AmTrust International Underwriters Limited, Eire.
Principal Address	Market Square House St. James’s Street Nottingham NG1 6FG United Kingdom
Preamble
Whereas the Reinsured underwrite certain business and are desirous of reinsuring a proportion of such business, being all policies and/or contracts.  Now therefore it is agreed that this Contract shall indemnify the Reinsured, subject to the following terms and conditions.

The titles allocated to the clauses listed under Conditions are intended solely for the convenience of reference and will not affect the meaning, interpretation, construction or effect of this Contract.

Type	Quota Share Treaty.
Class and Period of Business
This Contract shall cover all policies classified by the Reinsured as Medical Malpractice, including associated liability coverages and policies covering physician defense costs, written or renewed by the Reinsured on or after 2nd April 2011.

This Contract will also cover all such policies written or renewed by the Reinsured on or before 1st April 2011 at the sole option of the Reinsured (the “Inforce Option”), such option to be exercised by June 30, 2011.

This Contract shall remain in effect continuously thereafter unless the Reinsurer or Reinsured elects to terminate this Contract effective as of April 1, 2012 or any April 2 thereafter.  If the Reinsurer or Reinsured elects to so terminate this Contract, it shall give written notice to the other party hereto not less than four months prior to the termination date.  Termination shall be on a run-off basis, with runoff to include the full original term of multi-year policies.  In the alternative, the Reinsured in its sole option may elect to cut off the Reinsurer’s liabilities and return the  associated unearned premium, with such cut-off to occur either as of the date of termination or as of the first anniversary date of each multi-year policy that falls on or after the termination date.

Treaty Detail
The Reinsured shall cede and the Reinsurer shall accept by way of reinsurance a Quota Share Percentage of the business stated in ‘Class and Period of Business’.

The percentage Quota Share Cession to the Reinsurer shall be Forty per cent (40%). Cessions to AmTrust International Insurance Ltd. shall be deemed retained by the Reinsured.

The maximum limit of liability attaching hereunder shall be:

EUR 5,000,000 (Five Million Euros) or currency equivalent (on a 100% (One Hundred Percent) basis) per original claim any one original policy.

The Reinsured may submit risks that are not otherwise subject to this Contract, including but not limited to risks with limits greater than EUD 5,000,000, to the Reinsurer for Special Acceptance (“Acceptance”).  Such risks, if accepted by the Reinsurer in its sole judgment, will be subject to the terms of this Contract except to the extent that such terms are modified in the Acceptance.  For any such risks, the Reinsurer shall confirm its Acceptance in writing, along with any modification of the Contract terms for such Acceptance. The Reinsurer’s written confirmation of the Acceptance will become part of the Contract.

It is agreed that the liability of the Reinsurer on all business ceded hereunder shall commence and cease simultaneously with that of the original Policies and shall follow the original terms, clauses, conditions and settlements of the said Policies, subject to the terms and conditions of this Contract.

Original Net Premium
In respect of the risks ceded hereunder the Reinsured shall pay to the Reinsurer their proportion of the Original Net Premiums.

Original Net Premium shall mean the gross premium written by the Reinsured on business protected hereunder during the period of this Contract less taxes, cancellations, returned premiums and original commissions.

Territorial Scope	The territorial scope of this Contract shall be as provided in the risks ceded hereunder for insureds located in Italy.
Commission
The Reinsurer shall allow the Reinsured a Fixed Commission of 3.5% (Three and one half Percent) on Original Net Premium ceded hereunder.

The Reinsurer shall further allow the Reinsured a Profit Share on Original Net Premiums ceded hereunder, being in addition to the 3.5% Fixed Commission.

The Profit Share will apply separately to each twelve month period this Contract remains in effect (“Contract Year”) and will be adjusted quarterly, the first adjustment to be made 1st April 2013.  Reinsured’s Profit Share is 50% of the amount by which Incurred Net Loss Ratio is below 65% of the Original Net Premium.  For purposes of calculating profit share, multi-year policies shall be split into individual years so that the maximum original policy period in a Contract Year shall be 12 months plus odd time not exceeding 18 months in all.  In the event that the Reinsured exercises its Inforce Option as described above, the premium and losses reinsured under that option will be combined with the first Contract Year for the calculation of the Profit Share. The first Contract Year will be- April 2, 2011 through March 31, 2012, both days inclusive, and subsequent Contract Years will begin April 1 of each year).

“Incurred Net Loss Ratio” shall be defined as net paid and outstanding Losses (inclusive of IBNR as established by the Reinsured after consultation with the Reinsurer), being paid and outstanding Losses (“Losses” being further defined under the Loss Settlement Clause) less third party recoveries, divided by Original Net Premium (as defined above) for risks attaching during the Contract Year, as a percentage.

Brokerage	1.25% on Original Net Premium ceded.

Accounts
Accounts of the transactions between the Reinsured and the Reinsurer hereunder both in respect of premiums and Losses and all items relative to these risks, separately for each Contract Year, shall be rendered by the Reinsured to the Reinsurer quaterly and received by the Reinsuer within 30 (Thirty) days after the end of each quarter.   After receipt of the account by the Reinsurer the balance due hereon shall be paid within 30 (Thirty) days thereafter.

The Reinsured shall provide a full individual claim listing quarterly for each of the risks ceded hereunder.

Cash Loss Limit
Should any claim payment hereunder in respect of any loss to this Contract exceed EUR 50,000 (Fifty thousand Euros) (for 100%) or currency equivalent then the Reinsured may request special payment by the Reinsurer of the relative amount of such Cash Claim on submission in writing of full loss details.  Amounts falling to the share of the Reinsurer will be due immediately (and in any event within 30 days).

Reinsurer Contract Documentation
This document details the contract terms entered into by the Reinsurer and constitutes the contract document.

With the exception of Contract Endorsements, which may become necessary to formalise any amendments or alterations to this Contract, no further evidence of cover will be issued.

Security
The Reinsurer will post security equal to 100% of the ceded unearned premium and outstanding Losses including IBNR/ calculated by the Reinsured at 75% confidence factor immediately upon being asked to do so and adjusted quarterly.  Security shall only be required if the Reinsurer’s Bests rating is reduced to lower than A minus stable or if the Reinsurer’s surplus is less than $600,000,000.

Conditions
Reinsurance Clause
It is agreed that the liability of the Reinsurer on all business ceded hereunder shall commence and cease simultaneously with that of the original policies and shall follow the original terms of the said policies, subject to the terms of this Contract.

Offset Clause
The Reinsured and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, loss expenses or salvages due from one party to the other under this Contract.

Loss Settlement Clause
“Losses” as defined herein include all loss settlements made or to be made  by the Reinsured, provided the same are within the terms of the original policies, - including loss adjustment costs and expenses allocable to a specific claim incurred by the Reinsured in the investigation, appraisal, adjustment, settlement, litigation, defence or appeal of a specific claim. Losses shall be unconditionally binding upon the Reinsurer and amounts falling to the share of the Reinsurer shall be payable by them upon reasonable evidence of the amount paid being given by the Reinsured.

Currency Conversion Clause
For the purpose of this Contract currencies other than the currency in which this Contract is written shall be converted into that currency at the rates of exchange used in the Reinsured’s books or where there is a specific remittance for a loss settlement at the rates of exchange used in making such remittance.

Inspection Clause
For as long as either party remains under any liability hereunder the Reinsured shall, upon request by the Reinsurer, make available at the Reinsured’s head office or wherever the same may be located, for inspection at any reasonable time by such representatives as may be authorised by the Reinsurer for that purpose, all non-privileged information (meaning information which would not breach an applicable privilege by being shared) relating to business reinsured hereunder in the Reinsured’s possession or under its control and the said representatives may arrange for copies to be made at the Reinsurer’s expense of any of the records containing such information as they may require.

If required by the Reinsured, the Reinsurer agrees to enter into a confidentiality agreement prior to undertaking any inspection of records.  This would provide that all terms and conditions of this Contract and any information provided in the course of inspection shall be kept confidential by the Reinsurer as against third parties, unless the disclosure is in line with those scenarios detailed in the “Confidentiality” Clause.

Confidentiality Clause
The Reinsurer shall regard the transactions under this Contract as strictly confidential and shall not at any time, during its currency or thereafter, make any use, either directly or indirectly, of the information afforded of the business and connections of the Reinsured which shall or may in any way operate to the prejudice or detriment of the latter.

The restrictions as outlined in the Clause shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, associates, legal counsel, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other duly issued order of a court of other governmental agency or regulatory authority.

Follow the Fortunes
A.       Any business ceded hereunder is subject to the terms and conditions of the Reinsured’s Original Policy or Policies and automatically follows all changes in coverage and all endorsements made a part of such policy or policies. Should any regulatory or other legal restriction of any state require modification of any subject policy to which this Contract applies, the liability of the Reinsurer will follow that of the Reinsured.

B.       Nothing herein will in any manner create any obligations or establish any rights against the Reinsurer in favour of any third parties or any persons not parties to this Contract except as provided in the Insolvency Clause.

Errors and Omissions Clause
Any inadvertent error or omission on the part of either the Reinsured or the Reinsurer shall not relieve either party from any liability which would have attached hereunder, provided that such error or omission is rectified immediately upon discovery.

Special Termination Clause
The Reinsurer may terminate this Contract in the event of any of the following (clauses 1 through 5 below, collectively, the “Reinsured Special Termination Events”) by written notice to the Reinsured no later than thirty (30) days (or in the case of a Reinsured Special Termination Event described in subsection (1) below, ten (10) days) following actual knowledge of the applicable Reinsured Special Termination Event by the Reinsurer:

1)     the Reinsured is thirty (30) or more days in arrears on payment due to the Reinsurer under this Contract, and has not cured such breach within thirty (30) days following written notice thereof from the Reinsurer (unless the amount not so paid is the subject of a good faith dispute) (a “Reinsured Payment Default”);
2)     the Reinsured has ceased writing new or renewal business and has elected to run off its existing business or an insurance or other regulatory authority has ordered such party to cease writing new or renewal business;
3)     the Reinsured has become insolvent, or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations
4)     a Reinsured Change of Control has occurred.  For purposes of this Agreement, a “Reinsured Change of Control” will be deemed to occur with respect to the Reinsured when either (a) an individual person, corporation or other entity, or a group of commonly controlled persons, corporations or entities, acquires, including through merger, directly or indirectly, more than fifty percent (50%) of the voting securities of the Reinsured or obtains the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of the Reinsured, except if such individual person, corporation or other entity is under common control with such Reinsured, or (b) AmTrust Financial Services, Inc. (“AmTrust”) no longer directly or indirectly controls the power to vote more than fifty percent (50%) of the voting securities of the Reinsured; provided that in no event shall the acquisition, including through merger, of more than fifty percent (50%) of the voting securities of AmTrust or of the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of AmTrust, or the merger, combination or amalgamation of AmTrust into any person, or similar transaction pursuant to which AmTrust shall not be the surviving entity, be deemed a " Reinsured Change of Control"; or
5)     the combined shareholders' equity of the Reinsured and the Affiliates is reduced to 50% or less of the amount of such shareholders’ equity at either the inception of this Contract or at the latest renewal or anniversary date of this Contract.

Termination as a result of a Reinsured Payment Default shall be effective upon not less than ten (10) days prior written notice from the Reinsurer to the Reinsured, and termination as a result of any other Reinsured Special Termination Event shall be effective upon not less than thirty (30) days prior written notice from the Reinsurer to the Reinsured.  For greater certainty, the Reinsurer may not terminate this Contract as a result of a Reinsured Special Termination Event unless such event is continuing on the date it delivers its notice of termination to the Reinsured.

The Reinsured may terminate this Contract, in the event of any of the following (clauses 1 through 6 below, collectively, the “Reinsurer Special Termination Events”) by written notice to the Reinsurer no later than thirty (30) days (or in the case of a Reinsurer Special Termination Event described in subsection (1) below, ten (10) days) following actual knowledge of the applicable Reinsurer Special Termination Event by the Reinsured:

1)     the Reinsurer is thirty (30) or more days in arrears on payment due to the Reinsured under this Contract and the Reinsurer has not cured such breach within thirty (30) days following written notice thereof from the Reinsured (unless the amount not so paid is the subject of a good faith dispute) (a “Reinsurer Payment Default”);
2)     the Reinsurer has ceased writing new or renewal business and has elected to run off its existing business or an insurance or other regulatory authority has ordered the party to cease writing new or renewal business;
3)     the Reinsurer has become insolvent, or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations;
4)     a Reinsurer Change of Control has occurred.  For purposes of this Agreement, a “Reinsurer Change of Control” will be deemed to occur when either (a) an individual person, corporation or other entity, or a group of commonly controlled persons, corporations or entities, acquires, including through merger, directly or indirectly, more than fifty percent (50%) of the voting securities of the Reinsurer or obtains the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of the Reinsurer, except if such individual person, corporation or other entity is under common control with the Reinsurer or (b) Maiden Holdings, Ltd. no longer directly or indirectly controls the power to vote more than fifty percent (50%) of the voting securities of the Reinsurer;
5)     the Reinsurer's shareholders' equity is reduced to 50% or less of the amount of its shareholders’ equity at either the inception of this Contract or at the latest renewal or anniversary date of this Contract; or
6)     The Reinsurer fails to maintain an A.M. Best rating of A- (Stable) or better.

Termination as a result of a Reinsurer Payment Default shall be effective upon not less than ten (10) days prior written notice from the Reinsured to the Reinsurer, and termination as a result of any other Reinsurer Special Termination Event shall be effective upon not less than thirty (30) days prior written notice from the Reinsured to the Reinsurer.  For greater certainty, the Reinsured may not terminate this Contract as a result of a Reinsurer Special Termination Event unless such event is continuing on the date the applicable Reinsured delivers its notice of termination to the Reinsurer.

Following the effective date of the termination of this Contract as described in this termination clause all reinsurance hereunder shall remain in force until the expiration date, anniversary date, or prior termination date of all Policies included therein, unless, not later than thirty (30) days following such effective date of termination of this Contract, the Reinsured shall elect that the Reinsurer shall not be liable for any Losses that occur, accrue or arise on or after the effective date of termination.  If the Reinsured shall make such election, within thirty (30) days following the date of such election, the Reinsurer shall return to the Reinsured the unearned premium applicable to such Policies in force at the time and date of termination, less the unearned portion of the ceding commission paid thereon.

Insolvency Clause (G86)
1.
Where an Insolvency Event occurs in relation to the Reinsured the following terms shall apply (and, in the event of any inconsistency between these terms and any other terms of this Contract, these terms shall prevail):

(1)
Notwithstanding any requirement in this Contract that the Reinsured shall actually make payment in discharge of its liability to its policyholder before becoming entitled to payment from the Reinsurer.

		a)	the Reinsurer shall be liable to pay the Reinsured even though the Reinsured is unable to actually pay, or to discharge its liability to, its policyholder, but

b)
nothing in this Clause shall operate to accelerate the date for payment by the Reinsurer of any sum which may be payable to the Reinsured, which sum shall only become payable as and when the Reinsured would have discharged, by actual payment, its liability for its current net loss but for it being the subject of an Insolvency Event.

(2)
The existence, quantum, valuation and date for payment of any sum which the Reinsurer is liable to pay the Reinsured under this Contract shall be those and only those for which the Reinsurer would be liable to the Reinsured if the liability of the Reinsured to its policyholders had been determined without reference to any term in any composition or scheme of arrangement or any similar such arrangement, entered into between the Reinsured and all or any part of its policyholders, unless and until the Reinsurer serves written notice to the contrary on the Reinsured in relation to any composition or scheme of arrangement.

	(3)	The Reinsurer shall be entitled (but not obliged) to set-off, against any sum which it may be liable to pay the Reinsured, any sum for which the Reinsured is liable to pay the Reinsurer.

2.	An Insolvency Event shall occur if:

	(A)	i)
 (in relation to (1), (2) and (3) above) a winding up petition is presented in respect of the Reinsured or a provisional liquidator is appointed over it or if the Reinsured goes into administration, administrative receivership or receivership or if the Reinsured has a scheme of arrangement or voluntary arrangement proposed in relation to all or any parts of its affairs; or

		ii)	(in relation to (1) above) if the Reinsured goes into compulsory or voluntary liquidation; or

in each case, if the Reinsured becomes subject to any other similar insolvency process (whether under the laws of England and Wales or elsewhere); and

	(B)	the Reinsured is unable to pay its debts as and when they fall due within the meaning of section 123 of the Insolvency Act 1986 (or any statutory amendment or re-enactment of that section).

Contracts (Rights of Third Parties) Act 1999 Clarification Clause NMA 2852 A person who is not a party to this Contract has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Contract but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

Intermediary Clause
All communications and notices served in accordance with any of the provisions of this Contract shall be addressed to the party concerned through the offices of  AII Reinsurance Broker Ltd., Hamilton, Bermuda who are hereby recognised by all parties as the Intermediary.

Amendments Clause
It is understood and agreed that any mutually agreed modifications to this Contract (whether by Addendum/Endorsement or other written correspondence) shall be binding on both parties and shall be deemed to form a part of this Contract, and attached hereto.

Arbitration
All disputes and differences arising under or in connection with this Contract shall be referred to arbitration under ARIAS Arbitration Rules.

The Arbitration Tribunal shall consist of three arbitrators, one to be appointed by the Claimant, one to be appointed by the Respondent and the third to be appointed by the two appointed arbitrators.

The third member of the Tribunal shall be appointed as soon as practicable (and no later than 28 days) after the appointment of the two party-appointed arbitrators.  The Tribunal shall be constituted upon the appointment of the third arbitrator.

The Arbitrators shall be persons (including those who have retired) with not less than ten years’ experience of insurance or reinsurance within the industry or as lawyers or other professional advisers serving the industry.

Where a party fails to appoint an arbitrator within 14 days of being called upon to do so or where the two party-appointed arbitrators fail to appoint a third within 28 days of their appointment, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy.  At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.

The Tribunal may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute.  The Tribunal shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions.

The seat of arbitration shall be London, England.

The proper law of this Contract shall be the law of England.

Non-Waiver
The failure of the Reinsured or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedy contained herein nor estop either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedy in the future.

No Third Party Rights
Nothing in this Contract, express or implied, is intended to or shall confer upon any person, other than the parties hereto, any rights, benefits or remedies of any nature whatsoever under or by reason of this Contract.

Right to Associate
The Reinsurer shall have the right, but not the obligation, to associate at its own expense in the defense or settlement of all claims impacting this Contract, and the Reinsured shall cooperate with the Reinsurer in this regard. However, nothing in this clause shall over-ride the provisions of the Loss Settlements Clause.

Choice of Law & Jurisdiction
The validity, construction and performance of this Contract shall be governed by the law of England and Wales and the Courts of England and Wales shall have exclusive jurisdiction in any dispute hereunder.

IN WITNESS WHEREOF, the Parties hereto, by their respective duly authorized representatives have executed this Contract as of the dates specified below:

AmTrust Europe, Limited

BY:	/s/ Jeremy Cadle
Dated	April 1, 2011

AmTrust International Underwriters, Limited

BY:	/s/ Edward Bennett, CEO
Dated	April 1, 2011

Maiden Insurance Company, Limited

BY:	/s/ David A. Lamneck, Senior Vice President
Dated	April 1, 2011

ENDORSEMENT NO. 1

to the

Quota Share Reinsurance Contract
(hereinafter referred to as the “Contract”)

between

AmTrust Europe Limited, Nottingham, England
and/or
AmTrust International Underwriters Limited, Eire.
(hereinafter collectively referred to as the “Reinsured”)

and

Maiden Insurance Company Ltd.
(hereinafter referred to as the “Reinsurer”)

IT IS HEREBY AGREED, effective 1st April 2011, that:

1)	The section entitled “Class and Period of Business” of this Contract shall be deleted and the following substituted therefor:

“This Contract shall cover all policies classified by the Reinsured as Medical Malpractice, including associated liability coverages and policies covering physician defense costs, written or renewed by the Reinsured on or after 1st April 2011.

This Contract shall also apply to all such policies written or renewed by the Reinsured on or before 31st March 2011, but only as respects Losses that occur, accrue or arise on or after 1st April 2011.  For all purposes of this Contract, the loss date as determined by the Reinsured shall be the date the Loss “occurs, accrues or arises”.

The Contract shall remain in effect continuously thereafter unless the Reinsurer or Reinsured elects to terminate this Contract at April 1, 2012 or any April 1 thereafter. If the Reinsurer or Reinsured elects to so terminate this Contract, it shall give written notice to the other party hereto not less than four months prior to the termination date.  Termination shall be on a runoff basis, with runoff to include the full original term of multi-year policies.  In the alternative, the Reinsured in its sole option may elect to cut off the Reinsurer’s liabilities and return the associated unearned premium with such cut-off to occur either 1) as of the date of termination or 2) as of the first anniversary date of each such multi-year policy that falls on or after the termination date, at the Reinsured’s sole option.”

2)	The section entitled “Commission” of this Contract shall be deleted and the following substituted therefor:

“The Reinsurer shall allow the Reinsured a Fixed Commission of 5.0% (Five Percent) on Original Net Premium ceded hereunder.

The Reinsurer shall further allow the Reinsured a Profit Share on Original Net Premiums ceded hereunder, being in addition to the 5.0% (Five Percent) Fixed Commission.

The Profit Share shall apply separately to each twelve month period this Contract remains in effect (“Contract Year”) and will be adjusted quarterly, the first adjustment to be made 1st April 2013.  Reinsured’s Profit Share is 50% of the amount by which Incurred Net Loss Ratio is below 65% of the Original Net Premium.  For purposes of calculating Profit Share, multi-year policies will be split into individual years so that the maximum original policy period in a Contract Year shall be 12 months plus odd time not exceeding 18 months in all.  The first Contract Year will be 1st April, 2011 through 31st March, 2012, both days inclusive, including the in force exposures at 1 April 2011. Subsequent Contract Years will begin at 1st April of each year.”

“Incurred Net Loss Ratio” shall be defined as net paid and outstanding Losses (inclusive of IBNR as established by the Reinsured after consultation with the Reinsurer), being paid and outstanding Losses (“Losses” being further defined under the Loss Settlement Clause) less third party recoveries, divided by Original Net Premium (as defined above) for risks attaching during the Contract Year, as a percentage.

3)	The section entitled “Conditions” of this Contract shall be amended by the inclusion of the following subsection directly after the subsection entitled “Loss Settlement Clause”:

“Aggregate Annual Deductible

As respects policies with effective dates prior to 1st April 2011, for the purposes of calculating the liability of the Reinsurer for losses occurring on or after 1st April 2011, the Aggregate Annual Deductible (AAD) specified under an original policy shall be apportioned on a pro rata basis by reference to the aggregate value of claims paid for the period from 1st April 2011 through the end of the policy period, and the aggregate value of claims paid for the entire period of the original policy.

The apportionment of the AAD for a Policy Period shall be provisionally calculated each month on the basis of claims paid through the prior month and the Reinsurer shall pay their share of claims on this basis of this provisional apportionment. The provisional calculation shall be submitted at the date the claims bordereau is submitted to the Reinsurer.

Settlements required as a consequence of changes in the value of the paid claims under the original policy (and consequent changes to the AAD apportionment) shall take effect at the next closing, with the adjustment paid in addition to or set off from the amount due at such closing.

The final calculation of the apportionment of the AAD shall take place within 30 days of the date that all Reinsured liability under a Policy terminates or such other time as the Parties agree and the final reconciliation be paid by the Reinsured or Reinsurer as relevant within 30 days of that calculation.

In the event this Contract (or any Contract Year hereunder if mutually agreed) is terminated on a cut off basis, the AAD under any policy that earns premium both before and after the cutoff date shall be apportioned in the same manner set forth above.”

4)	The section entitled “Security” of this Contract shall be deleted and the following substituted therefor:

“The Reinsurer will post security equal to 100% of the ceded unearned premium and outstanding Losses including IBNR, calculated by the Reinsured at 75% confidence factor immediately upon being asked to do so and adjusted quarterly.”

5)	The name of the Reinsurer shall be corrected to “Maiden Insurance Company Ltd.” in all places it appears in the Contract.

All other terms and conditions of the Contract shall remain unchanged except to the degree necessary to give effect to the changes made herein.

IN WITNESS WHEREOF, the Parties hereto, by their respective duly authorized representatives have executed this Endorsement as of the dates specified below:

AmTrust Europe, Limited

BY:	/s/ Jeremy Cadle
Dated	July 26, 2011

AmTrust International Underwriters, Limited

BY:	/s/ Ronan Conboy
Dated	July 26, 2011

Maiden Insurance Company Ltd.

BY:	/s/ David A. Lamneck
Dated	July 26, 2011